Summary of Michigan Consolidated Gas Company’s Rate Case Filing U-169991

April 20, 2012

Michigan Consolidated Gas Company (MichCon) filed a general rate case today with the Michigan Public Service Commission (MPSC). This document provides a summary of MichCon’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.cis.state.mi.us/efile/) under case number U-16999.

Consistent with Michigan’s Public Act 286 of 2008, we anticipate self-implementing a rate increase on or after November 1, 2012 with an MPSC order expected by April 2013. We look forward to working through the elements of the filing with the MPSC, Staff and other stakeholders.

The amount requested represents an increase of ~4% per year since our last general rate case three years ago. When combined with declining natural gas commodity prices, a typical residential customer in 2013 will see a reduction of ~15% to their annual bill when compared to 2011 (on a weather normalized basis).

Highlights of MichCon’s Rate Filing

•	Test Year: MichCon’s rate case filing is based on a fully projected test year covering the period of November 1, 2012 through October 31, 2013.

•	Base Rates: The table below shows the components of MichCon’s rate increase request.

Item	Amount (millions)	Description
Rate Base	$44.7	$377 million increase in rate base
Capitalization Changes	(17.8)	Increased deferred taxes
Sales Reductions	38.8	Customer losses and continuing conservation
O&M	15.0	Accounting for pipeline integrity[2] and increased leak remediation
Midstream Revenue Reductions	9.8	Reduced market spreads and increased proportion of long-term contracts
Lost Gas & Company Use	(15.6)	Lower cost of gas
Other	1.8

Total	$76.7

•	Rate Base and Rate of Return:

MichCon is requesting a return on equity (ROE) of 11%, no change from its current authorized ROE of 11%. MichCon’s weighted cost of capital is 6.48% after tax, 9.20% pre-tax. The company is requesting a change to its current permanent capital structure to reflect approximately 52% equity and 48% long-term debt. The projected average rate base for the test year is $2,744 million, which includes an equity base of $1,053 million. Increased rate base is primarily driven by normal distribution expenditures, main renewal, meter relocation, pipeline integrity and other smaller capital projects.

•	Infrastructure Recovery Mechanism:

MichCon is proposing an infrastructure recovery mechanism to recover the cost of service associated with $387 million in capital investment for MichCon’s meter move-out, main renewal and pipeline integrity programs. The capital investment covers a five year period (1/1/13-12/31/17) and any spend prior to January 2013 would be included in rate base. The infrastructure charge would be implemented following the MPSC’s order and would increase annually to reflect cost of service for investment being made. The charge would remain in effect until the next rate order. Under MichCon’s proposal, residential customers would pay a flat $0.29 per month in year one, $1.00 in year two, rising annually to $3.03 in year five.

•	Revenue Decoupling Mechanism (RDM):

MichCon is proposing to modify the existing RDM to a more simple mechanism which decouples revenue inside caps. The caps are tied to expected conservation and are adjusted annually to reflect the cumulative nature of the impact of conservation. The RDM would become effective November 2013 with initial caps of +/-3.125% of distribution revenue.

For further information, please contact DTE Energy’s Investor Relations group at (313) 235-8030.

1  This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2011 Form 10-K (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

2  Change in accounting for pipeline integrity as expense vs. capital in compliance with FERC guidance.